UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 13, 2005


                               Rogers Corporation
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


         Massachusetts                1-4347                      06-0513860
----------------------------       ------------              -------------------
(State or other Jurisdiction       (Commission                 (I.R.S. Employer
       of Incorporation)           File Number)              Identification No.)

             One Technology Drive
             P.O. Box 188
             Rogers, Connecticut                         06263-0188
           ----------------------------------------------------------
           (Address of Principal Executive Offices)      (Zip Code)

        Registrant's telephone number, including area code (860) 774-9605

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                        ---------------------------------


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ITEM 1.01       Entry into a Material Definitive Agreement

On December 13, 2005, the Compensation and Organization Committee of the Board of Directors (the "Compensation Committee") of Rogers Corporation (the "Company") authorized the acceleration of the vesting of certain outstanding in-the-money unvested non-qualified stock options granted in 2002 by the Company and held by certain current officers and other option holders of the Company. The stock options which were accelerated had an exercise price of between $22.95 and $29.30 per share, in all cases less than $40.70, the fair market value of a share of the Company's Common Stock as of December 13, 2005. As a result of the vesting acceleration, portions of options to acquire 239,342 shares of the Company's Common Stock, which otherwise would have vested from time to time between December 30, 2005 and December 30, 2006, became immediately exercisable. Of the options to acquire 239,342 shares of the Company's Common Stock, (i) options to acquire 6,000 shares of the Company's Common Stock had been granted in February 2002 and had vested as to 2/3 of the options in February 2005; therefore, 1/3 of these options were accelerated on December 13, 2005; (ii) options to acquire 229,342 shares of the Company's Common Stock were granted in October 2002 and had vested as to approximately 2/3 of the options in October 2005; therefore, approximately 1/3 of these options were accelerated on December 13, 2005; and (iii) options to acquire 4,000 shares of the Company's Common Stock were granted on December 30, 2002 and had vested as to 1/3 of the options on December 30, 2004; therefore, 2/3 of these options were accelerated on December 13, 2005. The accelerated options represent approximately 3% of the Company's total outstanding options. The option plans under which the accelerated options were granted are the Company's 1988 Stock Option Plan and 1990 Stock Option Plan.

All other terms and conditions applicable to such stock options remained in effect, which effectively means that generally, the option holders, while continued to be employed by the Company, will not be allowed to sell any shares acquired pursuant to the accelerated vesting schedule until the earliest time that such shares could have been acquired pursuant to the original vesting schedule of the options.

The accelerated vesting schedules will permit the acquisition of approximately 76,010 shares of the Company's Common Stock prior to the original vesting schedules of the related stock options. Of this amount, certain current officers of the Company may exercise their 2002 stock options and acquire approximately 15,677 shares of the Company's Common Stock earlier than was originally prescribed in the 2002 stock option agreements, and other option holders may exercise their 2002 stock options and acquire approximately 60,333 shares of the Company's Common Stock earlier than was originally prescribed in the 2002 stock option agreements.

The Compensation Committee's decision to accelerate the vesting of the in-the-money unvested stock options was based upon the issuance by the Financial Accounting Standards Board of Statement of Financial Accounting Standard No. 123 (Revised 2004), "Share-Based Payment" ("SFAS No. 123R"), which will require the Company to treat unvested stock options as compensation expense in future periods effective January 2, 2006. The acceleration eliminates future compensation expense the Company would otherwise have been required to recognize in its income statements in such future periods.

By accelerating the vesting of these in-the-money unvested stock options, the Company has elected to recognize compensation expense in the fourth quarter of fiscal 2005 for such accelerated stock options. Since the Company accounts for its stock options granted to employees, officers and directors using the intrinsic-value method under the guidelines of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," the Company will report most of the compensation expense related to the accelerated options for disclosure purposes only in its financial statements for its fourth fiscal quarter ending January 1, 2006 as permitted by Statement of Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation -- Transition and

Disclosure -- an Amendment of SFAS No. 123." The Company believes that acceleration of vesting of the approximately 76,010 shares of the Company's Common Stock related to the 2002 stock options will eliminate the need for recognizing future pre-tax compensation expense of approximately $510,000 in fiscal 2006. This compensation expense was estimated using the Black-Scholes option-pricing model, which is used by the Company to calculate the fair value of its options in determining the pro forma impact of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," for disclosure purposes only. The Company will report a part of the compensation expense related to the accelerated options, approximately $40,000, as a charge to earnings in the fourth quarter of fiscal 2005.






SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            ROGERS CORPORATION


                                            By: /s/ Robert M. Soffer
                                                --------------------------------
                                            Name:  Robert M. Soffer
                                            Title: Vice President, Treasurer and
                                                   Secretary

Date: December 16, 2005